Exhibit 23(d)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-79399 and No. 333-146868) pertaining to the BP DirectSave Plan of BP p.l.c. of our report dated June 15, 2012, with respect to the financial statements of the BP DirectSave Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP

Houston, Texas
June 15, 2012